As filed with the Securities and Exchange Commission on November 28, 2000.
                                               Registration No. 333 - ________


                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549


                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                        ISLE OF CAPRI CASINOS, INC.
           (Exact name of registrant as specified in its charter)


            Delaware                                        41-1659606
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                       Identification No.)


                           1641 Popps Ferry Road
                         Biloxi, Mississippi 39532
                               (228) 396-7000
                  (Address of Principal Executive Offices)


              ISLE OF CAPRI CASINOS, INC. DEFERRED BONUS PLAN
                          (Full title of the Plan)

                              Allan B. Solomon
          Executive Vice President, General Counsel and Secretary
                        Isle of Capri Casinos, Inc.
                           1641 Popps Ferry Road
                         Biloxi, Mississippi 39532
                  (Name and Address of Agent For Service)

                               (228) 396-7000
       (Telephone Number, Including Area Code, of Agent For Service)


                                       CALCULATION OF REGISTRATION FEE
============================================================================================
                                           Proposed
                                            Maximum      Proposed Maximum       Amount of
Title of Securities To    Amount To Be     Offering     Aggregate Offering    Registration
   Be Registered(1)      Registered (2)      Price           Price (3)            Fee

--------------------------------------------------------------------------------------------
Deferred                 650,000 shares     $9.06          $5,889,000          $1,555
Compensation
Obligations

Common Stock, par
value $0.01 per share

============================================================================================

(1) The Deferred Compensation Obligations are unsecured general obligations of Isle of Capri Casinos, Inc. to pay deferred compensation in the future in accordance with the terms of Isle of Capri Casinos, Inc. Deferred Bonus Plan.
(2) This registration statement is registering an indeterminate amount of plan interests pursuant to Rule 416.
(3) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and Rule 457(c), based on the average of the high and low sale prices on the Nasdaq National Market on November 24, 2000 for the registrant's common stock. No separate consideration will be received for common stock of the registrant issued under the terms of the Isle of Capri Casinos, Inc. Deferred Bonus Plan.

  The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to
Part I of Form S-8.


                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The documents listed below have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by Isle of Capri Casinos, Inc. (the "Company") and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

          (a) The Company's Annual Report on Form 10-K/A for the year ended April 30, 2000, Commission File No. 0-20538, as filed with the Commission on August 1, 2000;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended July 30, 2000, Commission File No. 0-20538, as filed with the Commission on September 13, 2000; and

          (c) The description of the Common Stock of the Company (f/k/a/ Casino America, Inc.) contained in Casino America, Inc.'s Registration Statement on Form S-3, Reg. No. 333-9653, as filed with the Commission on October 3, 1996.

          All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, by the Company prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Under the Isle of Capri Casinos, Inc. Deferred Bonus Plan (the "Plan"), all of the Company's officers and officers of its subsidiaries and each other employee designated as a key employee by the Compensation Committee who receive a grant of a discretionary cash bonus automatically participates (the "Participants") in the Plan.

          In the event that a Participant receives an eligible cash bonus that is subject to the Plan, payment of 20 percent of the cash bonus will be automatically deferred under the Plan. The amount of the cash bonus that is deferred is referred to as the "deferred bonus". Payment of the deferred bonus will be paid on the "deferred bonus payment date" which is the earliest of (1) the death or date of disability of a Participant, (2) the fifth anniversary of the last day of the Company's fiscal year immediately preceding the date the bonus was awarded or (3) an extraordinary transaction (as defined in the Plan). A Participant may not withdraw his or her interest from the Plan prior to the deferred bonus payment date for any reason. If a Participant terminates employment for any reason except death or disability prior to the deferred bonus payment date, he or she will forfeit any and all rights to the deferred bonus.

          Within 30 days of the date a cash bonus is awarded to a Participant, he or she must submit a "deferral election" pursuant to which he or she elects the form in which the deferred bonus will be paid. He or she may elect payment in cash or shares of the Company's common stock. If he or she does not file a deferral election, he or she will, at election of the Company, either forfeit the deferred bonus or be paid the deferred bonus in cash.

          If a Participant elects to have the deferred bonus paid in cash, he or she will be entitled to an amount equal to the deferred bonus plus interest, compounded annually, on the principal amount of the deferred bonus, at a rate equal to the market yield of the five-year treasury bond issue which has the closest maturity date (month and year) to the deferred bonus payment date, as quoted in The Wall Street Journal, and as adjusted as of each anniversary of the date on which the deferred bonus was awarded. If a Participant elects to have the deferred bonus paid in shares of the Company's common stock, he or she will be entitled to a number of shares (rounded down to the nearest whole number) equal to 125 percent of the deferred bonus divided by the fair market value of a share of the Company's common stock as of the last day of the Company's fiscal year immediately prior to the date on which the deferred bonus was awarded. A Participant will not have any rights as a stockholder with respect to those shares until the shares are issued to him on or after the deferred bonus payment date.

          The shares of the Company's common stock issuable under the Plan may be currently authorized but unissued shares or, subject to compliance with any trust indenture or other agreement to which the Company is a party or by which the Company may be bound, shares purchased in the open market by the Company.

          The number of shares deliverable under the Plan and the terms of any outstanding award may be adjusted as described in the Plan to reflect certain changes in the capitalization of the Company. However, the issuance of convertible stock by the Company will not affect or prompt an adjustment to amounts distributable under the Plan.

          Distributions under the Plan are payable only out of the general assets of the Company, and the Company will not segregate any assets whatsoever in order to fund its obligations under the Plan; provided that the Company may form a grantor trust or trusts to assist it in meeting its obligations under the Plan. Whether or not such a grantor trust is established, Participants have no greater rights to receive distributions under the Plan than those of general unsecured creditors of the Company. As such, the Participants' rights to receive distributions are subordinated to all indebtedness of the Company other than the Company's other general unsecured obligations. The documents incorporated by reference into this Registration Statement pursuant to Item 3 above include a description of the amount and terms of the Company's consolidated indebtedness as well as the common stock of the Company to be issued in respect of share elections.

Item 5.   Interests of Named Experts and Counsel

          Allan B. Solomon, Esq., is Executive Vice President, General Counsel, Secretary and a director of the Company. As of October 31, 2000, Mr. Solomon owned 474,700 shares of the Company's Common Stock, including 279,700 shares issuable upon the exercise of stock options that are exercisable within 60 sixty days. Mr. Solomon is eligible to participate in the Plan.

Item 6.   Indemnification of Directors and Officers

          (a) Section 145 of the Delaware General Corporation Law (the "Delaware GCL") gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

          (b) Article 8 of the Certificate of Incorporation of the Company provides for indemnification of directors and officers to the fullest extent permitted by law. The Company presently maintains Director's and Officer's insurance with limits up to $15 million.

          (c) In accordance with Section 102(b)(7) of the Delaware GCL, the Company's Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

Item 7.   Exemption from Registration Claimed

          The information required by Item 7 is not applicable to this Registration Statement.

Item 8.   Exhibits

          Incorporated by reference to the Exhibit Index attached hereto.

Item 9.   Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)       To include any prospectus required by
                             Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Biloxi, Mississippi, as of November 28, 2000.

                                      ISLE OF CAPRI CASINOS, INC.

                                      By:      /s/ BERNARD GOLDSTEIN
                                              --------------------------
                                               Bernard Goldstein
                                               Chairman of the Board, Chief
                                               Executive Officer and Director

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Isle of Capri Casinos, Inc. hereby constitutes and appoints John M. Gallaway and Allan B. Solomon (with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign, execute, and file any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of November 28, 2000.


Name of Signatory              Title of Signatory
-----------------              ------------------

/s/ BERNARD GOLDSTEIN          Chairman of the Board, Chief Executive
     Bernard Goldstein         Officer and Director (Principal Executive
                               Officer)

/s/ JOHN M. GALLAWAY           President, Chief Operating Officer and Director
     John M. Gallaway

/s/ REXFORD A. YEISLEY         Chief Financial Officer (Principal
     Rexford A. Yeisley        Financial and Accounting Officer)

/s/ ALLAN B. SOLOMON           Executive Vice President, Secretary, General
     Allan B. Solomon          Counsel and Director

/s/ EMANUEL CRYSTAL            Director
     Emanuel Crystal

/s/ ROBERT S. GOLDSTEIN        Director
     Robert S. Goldstein

/s/ ALAN J. GLAZER             Director
     Alan J. Glazer

/s/ W. RANDOLPH BAKER          Director
     W. Randolph Baker

                               EXHIBIT INDEX


Exhibit
Number       Document
-------      --------

4.1          Specimen Certificate of the Common Stock. (1)

4.2 Rights Agreement dated as of February 7, 1997 between Casino America, Inc. and Norwest Bank Minnesota, N.A., as
             Rights Agent. (2)

5.1 Opinion and consent of Allan B. Solomon, General Counsel of Isle of Capri Casinos, Inc.

10.1         Isle of Capri Casinos, Inc. 2000 Deferred Bonus Plan.

23.1         Consent of Independent Auditors.

23.2 Consent of Allan B. Solomon, General Counsel of Isle of Capri Casinos, Inc. (included in Exhibit 5.1).

24           Power of Attorney (included on the signature page hereof).

-----------------------------

(1) Incorporated by reference from Casino America, Inc.'s Current Report on Form 8-K filed June 17, 1992 (Commission File No. 0-20538).

(2) Incorporated by reference from Casino America, Inc.'s Annual Report on Form 10-K for the fiscal year ended April 27, 1997 (Commission File No. 0-20538).